Exhibit 4.7

BROWN-FORMAN CORPORATION

Officers’ Certificate Delivered Pursuant to
 Sections 1.02, 2.02 and 3.01 of the Indenture

          1. The undersigned, Chairman, Chief Executive Officer and President and Executive Vice President, Chief Financial Officer of Brown-Forman Corporation (the “Company”), hereby certify that:

     a. This Certificate is delivered to U.S. Bank National Association (the “Trustee”), as trustee, pursuant to Sections 1.02, 2.02 and 3.01 of the indenture (the “base indenture”) dated as of April 2, 2007 between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture dated as of December 13, 2010 (together with the base indenture, the “Indenture”), between the Company and the Trustee in connection with the Company Order dated December 16, 2010 for the authentication and delivery by the Trustee of $250,000,000 aggregate principal amount of 2.5% Notes due 2016 (the “Notes”).

     b. The undersigned have read all covenants and conditions of the Indenture relating to the creation of the Notes.

     c. The statements made herein are based either upon the personal knowledge of the persons making this Certificate or on information, data and reports furnished to such persons by the officers, counsel, department heads or employees of the Company who have knowledge of the facts involved.

     d. In the opinion of the undersigned, they have made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to the Company Order have been complied with.

     e. In the opinion of the undersigned, all conditions precedent provided in the Indenture to the authentication by the Trustee of the Notes have been complied with, and such Notes may be delivered in accordance with the

Company Order as provided in the Indenture.

     f. The terms of the Notes (including the Form of the Notes) shall be as set forth in Exhibit A, as established pursuant to resolutions duly adopted by the Pricing Committee of the Board of Directors of the Company on December 13, 2010 (a copy of such resolutions being attached hereto as  Exhibit B ).

          IN WITNESS WHEREOF, the undersigned have hereunto executed this Certificate as of December 16, 2010.

/s/ Paul C. Varga
Name:	Paul C. Varga
Title:	Chairman, Chief Executive Officer and President

/s/ Donald C. Berg
Name:	Donald C. Berg
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A

(Terms of the Notes)

BROWN-FORMAN CORPORATION

2.5% Notes due 2016

          A series of Securities is hereby established pursuant to Section 3.01 of the indenture, dated as of April 2, 2007 (the “base indenture), as supplemented by a supplemental indenture dated as of December 13, 2010 (together with the base indenture, the “Indenture”) between Brown-Forman Corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), as follows (each capitalized term used but not defined herein shall have the meaning assigned to such term in the Indenture):

          1. The title of the 2.5% Notes due 2016 shall be “2.5% Notes due 2016” (the “Notes”).

          2. The limit upon the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes) is $250,000,000; provided, however, that the authorized aggregate principal amount of the Notes may be increased before or after the issuance of any Notes by a Board Resolution (or action pursuant to a Board Resolution) to such effect.

          3. The issue date for the Notes shall be December 16, 2010.

          4. The Scheduled Maturity Date of the Notes shall be January 15, 2016.

          5. Principal and interest on the Notes shall be payable at the office of the Trustee in Louisville, Kentucky.

          6. The Notes will be issued at 99.360% of their face amount.

          7. The Notes will bear interest at 2.500% per annum.

          8. The date from which interest shall accrue for the Notes shall be December 16, 2010. The Interest Payment Dates on which such interest shall be payable shall be January 15 and July 15 of each year, commencing July 15, 2011. The record dates for the interest payable on the Notes on any Interest Payment Date shall be January 1 or July 1, as the case may be, next preceding such Interest Payment Date.

          9. Not applicable.

          10. The Notes are subject to redemption at the option of the Company, as set forth in the Notes.

          11. The Company shall have no obligation to redeem, purchase or repay Notes pursuant to any sinking fund or analogous provision or at the option of a Holder thereof.

          12. The Notes shall be in global form under the Indenture and shall be exchangeable for individual Securities only as set forth in Section 3.05 of the Indenture. The Depository Trust Company is hereby designated as the Depositary for the Securities in global form under the Indenture.

          13. Not applicable.

          14. Notes may be issued in denominations of $2,000 and integral multiples of $1,000 above that amount.

          15. Not applicable.

          16. Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

          17. Not applicable.

          18. Not applicable.

          19. Not applicable.

          20. Not applicable.

          21. Not applicable.

          22. Not applicable.

          23. Not applicable.

          24. Not applicable.

          25. Not applicable.

          26. Not applicable.

          27. Not applicable.

          28. All provisions set forth in Sections 4.02 and 4.03 of the Indenture shall apply to the Notes.

          29. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Annex A hereto (the “Form of Note”), and the Notes shall have the additional terms set forth in the Form of Note.

ANNEX A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

No. R-1	CUSIP No. 115637 AK6

BROWN-FORMAN CORPORATION

2.5% NOTE DUE 2016

     BROWN-FORMAN CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “ Company ”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $250,000,000 (TWO HUNDRED AND FIFTY MILLION DOLLARS) on January 15, 2016, and to pay interest on said principal sum semi-annually on January 15 and July 15 of each year, commencing, July 15, 2011, at the rate of 2.5% per annum from December 16, 2010, or from the most recent date in respect of which interest has been paid or duly provided for, until payment of the principal sum has been made or duly provided for. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such Interest Payment Date, which shall be the fifteenth day (whether or not a New York Business Day) next preceding such Interest Payment Date. Any such interest that is payable but is not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not earlier than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, if such manner of payment shall be deemed practical by the Trustee, all as more fully provided in the Indenture.

     Payment of the principal of and interest on this Note will be made at the Place of Payment in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts; provided, however, that payments of interest may be made at the option of the Company by checks mailed to the addresses of the Persons entitled thereto as such addresses shall appear in the Security Register.

     Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place. Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by manual or facsimile signature under its corporate seal or a facsimile thereof.

Dated: _____________________	BROWN-FORMAN CORPORATION
By:
Authorized Officer

By:
Authorized Officer

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Officer

REVERSE OF NOTE

BROWN-FORMAN CORPORATION

2.5% NOTE DUE 2016

     This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “ Securities ”), issued and to be issued in one or more series under an Indenture, dated as of April 2, 2007, as supplemented by the Supplemental Indenture dated as of December 13, 2010 (as so supplemented, the “ Indenture ”), between the Company and U.S. Bank National Association, as Trustee (herein called the “ Trustee ”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee, and the Holders of the Securities, the terms upon which the Securities are, and are to be, authenticated and delivered, and the definition of capitalized terms used herein and not otherwise defined herein. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may be denominated in different currencies, may mature at different times, may bear interest (if any) at different rates (which rates may be fixed or variable), may be subject to different redemption provisions (if any), may be subject to different sinking, purchase, or analogous funds (if any), may be subject to different covenants and Events of Default, and may otherwise vary as provided in the Indenture. This Note is one of a series of Securities of the Company designated as set forth on the face hereof (herein called the “ Notes ”), limited in aggregate principal amount to $250,000,000.

     The Notes may be redeemed at the Company’s option, upon notice as set forth in the Indenture, in whole at any time or in part from time to time at a redemption price equal to (A) the greater of (i) 100% of the principal amount of the Notes to be redeemed on the redemption date or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that redemption date (not including any portion of any payment of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points, as determined by the Reference Treasury Dealer, plus (B) in each case accrued and unpaid interest on the Notes to the redemption date; provided that if the date fixed for redemption is a date on or after the Record Date and on or before the next following Interest Payment Date, then the interest payable on such date shall be paid to the Holder of record on the relevant Record Date.

     “Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     “Reference Treasury Dealers” means each of (a) Citigroup Global Markets Inc., (b) Merrill Lynch, Pierce, Fenner & Smith Incorporated and (c) two additional primary dealers of U.S. government securities in New York City that the Company appoints to act as a Reference Treasury Dealer from time to time, in each case and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, the Company shall substitute another primary dealer of U.S. government securities.

     “Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the date fixed as a redemption date.

     In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof will be issued in the name of the Holder hereof upon cancellation hereof.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

     The Indenture contains provisions setting forth certain conditions to the institution of proceedings by Holders of Securities with respect to the Indenture or for any remedy under the Indenture.

     If an Event of Default with respect to the Notes shall occur and be continuing, the principal amount hereof may be declared due and payable or may be otherwise accelerated in the manner and with the effect provided in the Indenture.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in addition thereto. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration or transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to the presentment of this Note for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

     All terms used in this Note which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

MINUTES OF THE PRICING COMMITTEE
OF THE BOARD OF DIRECTORS OF
BROWN-FORMAN CORPORATION

NOTES PRICING

December 13, 2010

Members of the Pricing Committee of the Board of Directors of Brown-Forman Corporation, a Delaware corporation (the “Company”), consisting of Donald C. Berg and Gerard J. Anderson (the “Committee”), held a meeting at approximately 1:45 p.m. EST on Monday, December 13, 2010 at which Donald C. Berg served as Executive Vice President and Chief Financial Officer and Gerard J. Anderson served as Senior Vice President Director Corporate Finance and Treasurer.  All participants could hear and be heard by all other participants.  Also participating were representatives of Bass, Berry & Sims PLC and Cravath, Swaine & Moore LLP.  Also present were representatives of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC who described the marketing efforts for the offering and the basis for the recommendation s of an offering size of $250.0 million and the terms of the Company’s Notes. After due discussion, the Committee unanimously adopted the following resolutions:

WHEREAS, the Board of Directors of the Company has previously authorized the issuance and sale of up to $250.0 million of the Company’s notes and has delegated to the Committee the authority to determine and approve on behalf of the Company (i) the aggregate principal amount of the notes sold in the offering and (ii) the terms and principal amount of the notes sold in the offering (provided that the maturity date shall not be less than five years and not more than ten years from the date of a series’ issuance, subject to a maximum effective interest rate of 5.5% per annum)

NOW, THEREFORE, BE IT RESOLVED, that the terms of the offering (the “Offering”) of $250,000,000  2.500% Notes due 2016, or the “Notes” to be purchased shall be set forth in Exhibit A attached hereto;

FURTHER RESOLVED, that (i) the Underwriting Agreement dated December 13, 2010 among the Company, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, and other underwriters named therein (collectively, the “Underwriters”) relating to the Offering, (ii) officers’ certificate between the Company and U.S. Bank National Association, as trustee, pursuant to an indenture (the “base indenture”), dated April 2, 2007, between the Company and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture dated as of December 13, 2010 (together with the base indenture, the “indenture”) to be prepared consistent with the “Description of Notes” set forth in the prospectus supplement dated December 13, 2010 (collectively, the “Indenture”), and (iii) the form of the certificate evidencing the Notes to be attached as an exhibit to the Indenture be, and the same hereby are, approved in all respects and the officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver each of the foregoing in substantially the form approved by this Committee, with such changes therein as the officer executing the same approves, such approval to be conclusively evidenced by such execution, and, if any such document shall require a countersignature or attestation, or that the Company’s corporate seal be affixed thereto, the officers of the Company be, and each of them hereby is, authorized to attest, countersign and affix the corporate seal (or a facsimile thereof) to any such instrument, agreement or documents, it being understood that any signature or corporate seal appearing on the form of certificates evidencing the Notes may be a facsimile signature or seal;

FURTHER RESOLVED, that the officers of the Company are, and each of them hereby is, authorized and empowered take all such further action, and to execute, deliver, and file all such further instruments, agreements and documents, in the name and on behalf of the Company or otherwise, and to pay all fees and expenses, as any of them shall approve in connection with the matters contemplated by the foregoing resolutions, such approval to be conclusively evidenced by the taking of such action, the execution of such instruments or agreements or such payment, as case may be; and

FURTHER RESOLVED, that the Committee hereby ratifies, confirms, and approves all actions heretofore taken by or on behalf of the Company in connection with, or otherwise reflected in, the foregoing resolutions and any and all matters related thereto.

There being no further business to come before the meeting, upon motion duly made and seconded, the meeting was adjourned.

Dated:  December 13, 2010

/s/ Donald C. Berg______
Name: Donald C. Berg
Title:           Executive Vice President and Chief
Financial Officer

/s/ Gerard J. Anderson______
Name: Gerard J. Anderson
Title:	Senior Vice President Director Corporate Finance and Treasurer

EXHIBIT A

$250,000,000
Brown-Forman Corporation
5-Year Fixed Rate Senior Unsecured Notes
Term Sheet

Issuer:	Brown-Forman Corporation
Size:	$250,000,000
Security Type:	SEC Registered Senior Unsecured Notes
Coupon:	2.500%
Maturity:	January 15, 2016
Public Offering Price:	99.360%
Price to Brown-Forman:	98.760%
Yield:	2.635%
Spread:	T + 75 bps
Benchmark Treasury:	1.375% due November 30, 2015
Benchmark Treasury Price and Yield:	97-19; 1.885%
Coupon Dates:	The 15th day of each January and July
First Coupon:	July 15, 2011
Settlement:	T+3 (December 16, 2010)
Optional Redemption:	Make-Whole Call + 15 bps
Day Count:	30/360
CUSIP/ISIN:	115637 AK6 / US115637AK60
Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	Fifth Third Securities, Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Rabo Securities USA, Inc. UniCredit Capital Markets, Inc.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.